SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                           (Amendment No.    3    )*
                                         ---------

                            HARVARD BIOSCIENCE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  416906 10 5
                     ---------------------------------------
                                 (CUSIP Number)


                               DECEMBER 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 416906 10 5                13G                    Page 2 of 17 Pages
          ---------------                                       ---  ----

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ascent Venture Partners, L.P.
     04-3458591
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.00%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                  Page 2 of 17

CUSIP No. 416906 10 5                13G                    Page 3 of 17 Pages
          ---------------                                       ---  ----

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ascent Venture Management, LLC
     04-3458587
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,500 shares
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,500 shares
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,500 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.01%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 416906 10 5                13G                    Page 4 of 17 Pages
          ---------------                                       ---  ----

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ascent Venture Partners II, L.P.
     04-3263775
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.00%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 416906 10 5                13G                    Page 5 of 17 Pages
          ---------------                                       ---  ----

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ascent Venture Management II, L.P.
     04-3262868
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.00%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 416906 10 5                13G                    Page 6 of 17 Pages
          ---------------                                       ---  ----

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ascent Management SBIC Corp.
     04-3262812
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Massachusetts
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.00%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 416906 10 5                13G                    Page 7 of 17 Pages
          ---------------                                       ---  ----

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Christopher W. Dick
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,500 shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,500 shares
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,500 shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,500 shares
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,000 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.02%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 416906 10 5                13G                    Page 8 of 17 Pages
          ---------------                                       ---  ----

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Christopher W. Lynch
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,500 shares
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,500 shares
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,500 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.01%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 416906 10 5                13G                    Page 8 of 17 Pages
          ---------------                                       ---  ----

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Frank M. Polestra
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           5,000 shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,500 shares
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         5,000 shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,500 shares
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,500 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.02%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 416906 10 5                13G                   Page 10 of 17 Pages
          ---------------                                       ---  ----

                                  SCHEDULE 13G


Item 1(a).  NAME OF ISSUER:  Harvard Bioscience, Inc.

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            84 October Hill Road, Holliston, Massachusetts 01746.

Item 2(a). NAMES OF PERSONS FILING: (1) Ascent Venture Partners, L.P.; (2) Ascent Venture Management, LLC (the sole general partner of Ascent Venture Partners, L.P.); (3) Ascent Venture Partners II, L.P.; (4) Ascent Venture Management II, L.P. (the sole general partner of Ascent Venture Partners II, L.P.); (5) Ascent Management SBIC Corp. (the sole general partner of Ascent Venture Management II, L.P.); and (6) Christopher W. Dick, Christopher W. Lynch and Frank M. Polestra (the managing members of Ascent Venture Management, LLC, and the stockholders of Ascent Management SBIC Corporation).

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of each of Ascent Venture Partners, L.P.; Ascent Venture Management, LLC; Ascent Venture Partners II, L.P.; Ascent Venture Management II, L.P.; Ascent Management SBIC Corp.; Christopher W. Dick; Christopher W. Lynch and Frank M. Polestra is 255 State Street, 5th Floor, Boston, MA 02109.

Item 2(c). CITIZENSHIP: Each of Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P., and Ascent Venture Management II, L.P. is a limited partnership organized under the laws of the State of Delaware. Ascent Venture Management, LLC is a Delaware limited liability company. Ascent Management SBIC Corp. is a Massachusetts S-corporation. Each of Christopher W. Dick, Christopher W. Lynch and Frank M. Polestra is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value per share (the "Common Stock").

Item 2(e).  CUSIP NUMBER:  416906 10 5

CUSIP No. 416906 10 5                13G                   Page 11 of 17 Pages
          ---------------                                       ---  ----


Item 4.     OWNERSHIP.

            (a) Amount Beneficially Owned:

                As of December 31, 2004, Ascent Venture Partners, L.P. was the record holder of 0 shares of Common Stock; Ascent Venture Partners II, L.P. was the record holder of 0 shares of Common Stock; Ascent Venture Management, LLC was the record holder of 2,500 shares of Common Stock (the "AVM Shares"); Christopher W. Dick was the record holder of 3,500 shares of Common Stock (the "C.W. Dick Shares"); and Frank M. Polestra was the record holder of 5,000 shares of Common Stock (the "Polestra Shares").

                As a managing member of Ascent Venture Management, LLC, Christopher W. Dick may be deemed to beneficially own the AVM Shares and the C.W. Dick Shares, for an aggregate of 6,000 shares.

                As a managing member of Ascent Venture Management, LLC, Christopher W. Lynch may be deemed to beneficially own the AVM Shares.

                As a managing member of Ascent Venture Management, LLC, Frank M. Polestra may be deemed to beneficially own the AVM Shares and the Polestra Shares, for an aggregate of 7,500 shares.

                Each of the reporting persons expressly disclaims beneficial ownership, except to the extent of his or its pecuniary interest therein, if any, and except in the case of the shares that such reporting person owns beneficially as set forth above, of any shares of Common Stock of Harvard Bioscience, Inc.

            (b) Percent of Class:

                Ascent Venture Partners, L.P.         0.00%
                Ascent Venture Management, LLC        0.01%
                Ascent Venture Partners II, L.P.      0.00%
                Ascent Venture Management II, L.P.    0.00%
                Ascent Management SBIC Corp.          0.00%
                Christopher W. Dick                   0.02%
                Christopher W. Lynch                  0.01%
                Frank M. Polestra                     0.02%

                The foregoing percentages are calculated based on the 30,347,426 shares of Common Stock of Harvard Bioscience outstanding as of November 1, 2004 as reported in the Issuer's Form 10-Q filed with the SEC on November 9, 2004.

            (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote:

CUSIP No. 416906 10 5                13G                   Page 12 of 17 Pages
          ---------------                                       ---  ----


                     Christopher W. Dick                    3,500
                     Frank M. Polestra                      5,000

                     0 shares for each other reporting person

                (ii) shared power to vote or to direct the vote:

                     Ascent Venture Management, LLC         2,500
                     Christopher W. Dick                    2,500
                     Frank M. Polestra                      2,500

                     0 shares for each other reporting person

                (iii)sole power to dispose or direct the disposition of:

                     Christopher W. Dick                    3,500
                     Frank M. Polestra                      5,000

                     0 shares for each other reporting person

                (iv) shared power to dispose or direct the disposition of:

                     Ascent Venture Management, LLC         2,500
                     Christopher W. Dick                    2,500
                     Frank M. Polestra                      2,500

                     0 shares for each other reporting person

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof each of the reporting persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G (AMENDMENT NO. 2) DATED AS OF FEBRUARY 11, 2003 AND FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF HARVARD BIOSCIENCE, INC. REMAIN UNCHANGED.

CUSIP No. 416906 10 5                13G                   Page 13 of 17 Pages
          ---------------                                       ---  ----

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on EXHIBIT 1 hereto.

Date:    February 9, 2005

ASCENT VENTURE PARTNERS, L.P.

By:  Ascent Venture Management, LLC

By: /s/ Christopher W. Dick
   ------------------------------------
   Christopher W. Dick, Managing Member


ASCENT VENTURE MANAGEMENT, LLC

By: /s/ Christopher W. Dick
   ------------------------------------
   Christopher W. Dick, Managing Member


ASCENT VENTURE PARTNERS II, L.P.

By:  Ascent Venture Management II, L.P.
By:  Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
   ------------------------------------
   Christopher W. Dick, Vice President


ASCENT VENTURE MANAGEMENT II, L.P.

By:  Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
   ------------------------------------
   Christopher W. Dick, Vice President


ASCENT MANAGEMENT SBIC CORP.

By: /s/ Christopher W. Dick
   ------------------------------------
   Christopher W. Dick, Vice President

CUSIP No. 416906 10 5                13G                   Page 14 of 17 Pages
          ---------------                                       ---  ----


/s/ Christopher W. Dick
---------------------------------------
Christopher W. Dick

/s/ Christopher W. Lynch
-------------------------------------------------
Christopher W. Lynch

/s/ Frank M. Polestra
---------------------------------------
Frank M. Polestra

CUSIP No. 416906 10 5                13G                   Page 15 of 17 Pages
          ---------------                                       ---  ----


                                  Exhibit Index

        EXHIBIT NO.                    DESCRIPTION                     PAGE NO.
        -----------                    -----------                     --------

             1                  Agreement of Joint Filing                 16

CUSIP No. 416906 10 5                13G                   Page 16 of 17 Pages
          ---------------                                       ---  ----


                                                                       EXHIBIT 1

                            AGREEMENT OF JOINT FILING

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Harvard Bioscience, Inc.

     EXECUTED this 9th day of February, 2005.

ASCENT VENTURE PARTNERS, L.P.

By:  Ascent Venture Management, LLC

By: /s/ Christopher W. Dick
   ------------------------------------
   Christopher W. Dick, Managing Member


ASCENT VENTURE MANAGEMENT, LLC

By: /s/ Christopher W. Dick
   ------------------------------------
   Christopher W. Dick, Managing Member


ASCENT VENTURE PARTNERS II, L.P.

By:  Ascent Venture Management II, L.P.
By:  Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
   ------------------------------------
   Christopher W. Dick, Vice President


ASCENT VENTURE MANAGEMENT II, L.P.

By:  Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
   ------------------------------------
   Christopher W. Dick, Vice President


ASCENT MANAGEMENT SBIC CORP.


By: /s/ Christopher W. Dick
   ------------------------------------
   Christopher W. Dick, Vice President

CUSIP No. 416906 10 5                13G                   Page 17 of 17 Pages
          ---------------                                       ---  ----



/s/ Christopher W. Dick
---------------------------------------
Christopher W. Dick

/s/ Christopher W. Lynch
--------------------------------------------
Christopher W. Lynch

/s/ Frank M. Polestra
---------------------------------------
Frank M. Polestra